UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

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801 17th Avenue South    •     Myrtle Beach, South Carolina 29577

To our Shareholders:

The Annual Meeting of Shareholders of AVX Corporation (the "Company"), a Delaware corporation, will be held at the Melville Marriott Long Island hotel located at 1350 Old Walt Whitman Road, Melville, NY 11747, on Wednesday, July 22, 2009, at 10:00 a.m., for the purpose of acting upon the following matters:

1.
To elect as a Class I Director the one nominee named for such office in the attached proxy statement and to elect as Class II Directors the four nominees named for such offices in the attached proxy statement;

2.	To approve the AVX Corporation 2009 Management Incentive Plan;

3.	To ratify the appointment of PricewaterhouseCoopers, LLP as the Company’s independent accountants for the fiscal year ending March 31, 2010; and

4.	To transact any other business that may properly come before the Annual Meeting or any adjournment thereof.

Only shareholders of record of the Company on May 29, 2009, will be entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof.

Pursuant to rules promulgated by the Securities and Exchange Commission (the “SEC”), we are providing access to our proxy materials over the Internet. On or about June 10, 2009, we will mail our shareholders a Notice Regarding Availability of Proxy Material (the “Notice of Internet Availability”), in connection with the solicitation of proxies by our board of directors for use at the annual meeting of shareholders and any adjournments or postponements thereof. On the date of mailing, we will make our Proxy Statement, including this Notice of Annual Meeting and our Annual Report on Form 10-K for the fiscal year ended March 31, 2009 (in lieu of a separate annual report) accessible on the Internet according to the instructions provided in the Notice of Internet Availability. The Notice of Internet Availability will instruct you as to how you may access and review all of the important information contained in the proxy materials, how you may submit your proxy over the Internet or by mail, and how to receive a printed copy of our proxy materials. Our Annual Report on Form 10-K is also available electronically to shareholders on the Company’s website at www.avx.com.

In order that your shares of stock may be represented at the Annual Meeting, please complete, date and sign the proxy card and return it promptly, or use telephone or Internet voting (as explained in the Notice of Internet Availability and in the proxy voting instructions attached to the proxy card) before the Annual Meeting.  If you attend the Annual Meeting, you may vote in person even if you have previously voted.
Kurt Cummings Corporate Secretary
Myrtle Beach, South Carolina

June 10, 2009

YOUR VOTE IS IMPORTANT
PLEASE COMPLETE, DATE AND SIGN YOUR PROXY CARD AND PROMPTLY RETURN IT IN THE ENCLOSED ENVELOPE, OR USE TELEPHONE OR INTERNET VOTING BEFORE THE ANNUAL MEETING.

TABLE OF CONTENTS

AVX Corporation
801 17th Avenue South, Myrtle Beach, SC 29577

PROXY STATEMENT
Annual Meeting of Shareholders
To be held Wednesday, July 22, 2009

INTRODUCTION

This Proxy Statement is furnished to the shareholders of AVX Corporation ("AVX" or the "Company") in connection with the solicitation on behalf of the Board of Directors (the "Board") of proxies to be used at the Annual Meeting of Shareholders (as may be adjourned, the "Annual Meeting") to be held on Wednesday, July 22, 2009, at 10:00 a.m., at the Melville Marriott Long Island hotel, 1350 Old Walt Whitman Road, Melville, NY 11747, and any adjournment thereof.  The Company expects that this Proxy Statement, with the accompanying Notice of Annual Meeting and form of proxy and the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2009, will be made available electronically to shareholders over the Internet on or about June 10, 2009.

Each share of AVX common stock, par value $0.01 per share (the "Common Stock"), outstanding at the close of business on May 29, 2009, will be entitled to one vote on all matters acted upon at the Annual Meeting.  On May 29, 2009, 170,321,278 shares of Common Stock were outstanding.

Shares will be voted in accordance with the instructions indicated in a properly executed proxy.  In the event that voting instructions are omitted on any such proxy, the shares represented by such proxy will be voted as recommended by the Board.  Shareholders have the right to revoke their proxies at any time prior to a vote being taken by: (i) delivering written notice of revocation before the Annual Meeting to the Corporate Secretary at the Company's principal offices; (ii) delivering a proxy bearing a later date or time than the proxy being revoked; (iii) resubmitting a vote by telephone or Internet (as explained in the proxy voting instructions attached to the proxy card); or (iv) voting in person at the Annual Meeting. You may attend the Annual Meeting and vote in person if you are a shareholder of record on May 29, 2009. If your shares are held in “street name” by your broker or bank, you may vote your shares in person only if you have a legal proxy from the entity that holds your shares giving you the right to vote the shares. A legal proxy is a written document from your brokerage firm or bank authorizing you to vote the shares it holds in its name. For directions to the meeting, please call (631) 423-1600.

The presence at the Annual Meeting, in person or by proxy, of shareholders holding in the aggregate a majority of the outstanding shares of the Company's Common Stock entitled to vote shall constitute a quorum for the transaction of business.  The affirmative vote of the holders of a plurality of the shares of Common Stock of the Company present in person or represented by proxy and entitled to vote at the Annual Meeting is required for the election of the directors. All of the proposed matters other than election of directors shall be decided by a majority of the votes cast by the holders of the Common Stock present in person or by proxy and entitled to vote at the Annual Meeting.  Proxies indicating shareholder abstentions will, in accordance with Delaware law, be counted as represented at the Annual Meeting for purposes of determining whether there is a quorum present, but will not be voted for or against any proposal to which the abstention relates.  Abstentions will also be counted as a vote cast on any proposal (other than the election of directors) and, accordingly, will have the effect of a vote against the proposal.  Shares represented by "broker non-votes" (i.e., shares held by brokers or nominees that are represented at a meeting, but with respect to which the broker or nominee is not empowered to vote on a particular proposal) will be counted for purposes of determining whether there is a quorum, but will not be voted on such matter and will not be counted for purposes of determining the number of votes cast on such matter.  With respect to any matter brought before the Annual Meeting requiring the affirmative vote of a majority or other proportion of the outstanding shares, an abstention or broker non-vote will have the same effect as a vote against the matter being voted upon.

The Company has been informed by the Trustee for the Company's retirement plans that shares of Common Stock held by the Trustee for such plans will be voted by the Trustee in accordance with instructions received from the participants, and if no instructions are received with respect to any shares, such shares will be voted in the same proportion as shares for which instructions are received from other participants in the plan.

At the date of this Proxy Statement, management does not know of any matter to be brought before the Annual Meeting for action other than the matters described in the Notice of Annual Meeting and matters incident thereto.  If any other matters should properly come before the Annual Meeting, the holders of the proxies will vote and act with respect to such matters in accordance with their best judgment.  Discretionary authority to do so is conferred by the proxy.

Holders of our common stock are not entitled to dissenters’ rights or appraisal rights with respect to the proposals to be considered at the Annual Meeting.

PROPOSAL I
ELECTION OF DIRECTORS

NOMINATIONS FOR THE BOARD OF DIRECTORS

The Board of Directors has fixed the size of the Board at ten (10).  It is currently divided into three classes elected for staggered three year terms.  Each director holds office until a successor has been duly elected and qualified, or until such director’s death, resignation, or removal in the manner provided in the Company’s Bylaws.  The Board of Directors proposes that the nominees identified below be elected as directors to serve for the terms indicated.

Directors Standing for Election

CLASS I

Term expiring at the Annual Meeting in 2010

TETSUO KUBA	Age 55
Member of the Board since May 2009.  President and Representative Director of Kyocera since April 2009.  Director and Senior Managing Executive Officer of Kyocera from 2008 to April 2009.  Senior Managing Executive Officer of Kyocera from 2007 to 2008 and Managing Executive Officer of Kyocera from 2005 to 2007 and Executive Officer of Kyocera from 2003 to 2005.

Mr. Kuba was appointed to the Board by the Directors in May 2009 to fill the vacancy created when Noboru Nakamura resigned from the Board of Directors effective May 18, 2009.

CLASS II

Terms expiring at the Annual Meeting in 2012

JOHN S. GILBERTSON	Age 65
Chairman of the Board since 2008. Member of the Board since 1990. Chief Executive Officer since 2001. President since 1997.  Chief Operating Officer from 1994 to 2001. Executive Vice President from 1992 to 1997, Senior Vice President from 1990 to 1992 and employed by the Company since 1981.  Director of Kyocera Corporation (“Kyocera”), the Company’s majority shareholder, since 1995.  Member of the Board of Directors of Kyocera International Inc. (“KII”), a U.S. subsidiary of Kyocera, since 2001.

MAKOTO KAWAMURA	Age 59
Member of the Board since 2006. Chairman of the Board and Representative Director of Kyocera since April 2009. President and Representative Director of Kyocera from 2005 to April 2009.  Managing Executive Officer of Kyocera from 2003 to 2005.

RODNEY N. LANTHORNE	Age 64	Member of the Board since 1990. President and Director of KII since 1987. Director of Kyocera since 1988.

JOSEPH STACH	Age 70
Member of the Board since 2004.  Retired since 2003.  Vice President of Advanced Energy Industries, a manufacturer of products for hi-tech manufacturing processes, from 1998 to 2003.  Chairman, CEO and President of RF Power Products, Inc., a manufacturer and distributor of radio frequency power delivery systems, from 1991 to 1998.

The five persons listed above have been nominated for election by the Board.  Unless contrary instructions are given, it is intended that the votes represented by the proxies will be cast FOR the election of each of the five persons listed above as directors.  In the event that any of the nominees should become unavailable to stand for election, the Board may designate a substitute.  It is intended that all properly executed and returned proxies will be voted FOR such substitute nominee.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE "FOR" ELECTION OF THE PERSONS LISTED ABOVE.

Directors Continuing in Office

CLASS I

Terms expiring at the Annual Meeting in 2010

KAZUO INAMORI	Age 77	Chairman Emeritus of the Board since 1997. Chairman Emeritus of the Board of Kyocera since 2005. Chairman Emeritus and Director of Kyocera from 1997 to 2005.

DAVID A. DECENZO	Age 54
Member of the Board since 2007. President of Coastal Carolina University in South Carolina (“CCU”) since 2007.  From 2006 to 2007 Senior Vice President of Academic Affairs and Provost at CCU.  From 2002 to 2006, Dean of the E. Craig Wall, Sr., Wall College of Business Administration at CCU.  From 1992 to 2002, Director of partnership development in the College of Business and Economics at Towson University in Maryland.

CLASS III

Terms expiring at the Annual Meeting in 2011

KENSUKE ITOH	Age 71
Member of the Board since 2008. Retired from the Board in 2007 having been a member since 1990. Advisor and Director of Kyocera since 2005. Chairman of the Board and Representative Director of Kyocera from 1999 to 2005.

YUZO YAMAMURA	Age 67
Member of the Board since 1995.  Vice Chairman of the Board and Representative Director of Kyocera since 2006.  Director of Kyocera since 2003. Advisor and Director of Kyocera Elco Corporation, a subsidiary of Kyocera, since April 2009.  President and Representative Director of Kyocera Elco Corporation from 1992 to April 2009.

DONALD B. CHRISTIANSEN	Age 70
Member of the Board since 2002.  Retired from AVX in 2000.  Senior Vice President of Finance, Chief Financial Officer and Treasurer of AVX from 1997 to 2000.  Vice President of Finance, Chief Financial Officer and Treasurer from 1994 to 1997.  Chief Financial Officer from 1992 to 1994.  Member of the Board from 1992 to 2000.

PROPOSAL II
APPROVAL OF THE 2009 MANAGEMENT INCENTIVE PLAN

In February 2009, the Board adopted, subject to shareholder approval, the 2009 AVX Corporation Management Incentive Plan (the "MIP"), to supersede the AVX Corporation Management Incentive Plan (the "Predecessor Plan") previously approved.

If the MIP is approved by the shareholders at the Annual Meeting, it will become effective as of April 1, 2009. If not approved by the shareholders at the Annual Meeting, the MIP will not be implemented.

Background

        The Company is seeking shareholder approval of the MIP to preserve its ability to grant certain fully deductible performance-based awards.  Pursuant to Section 162(m) of the U.S. tax code, the Company may not deduct compensation in excess of $1 million paid to its Chief Executive Officer and its three next most highly compensated executive officers other than the Chief Executive Officer and the Chief Financial Officer as of the end of any fiscal year (the “covered employees”).  Certain qualifying performance-based compensation is not subject to the $1 million deduction limit. The MIP is designed to comply with Section 162(m) so that payment of performance awards that are conditioned on the performance goals set forth in the MIP will be excluded from the calculation of annual compensation for purposes of Section 162(m) and will be fully deductible.  For compensation to qualify for the performance-based compensation exclusion under Section 162(m), the material terms pursuant to which the performance-based compensation is to be paid, including the performance criteria and the maximum amount payable under the MIP to any one individual in respect of any plan year must be disclosed to, and approved by, the shareholders prior to the payment.

While the MIP is designed to provide qualified performance-based compensation in accordance with Section 162(m), the Compensation Committee may, in its discretion, grant awards under the MIP that are not exempt from Section 162(m).

Description of the MIP

The following is a summary of the provisions of the MIP, as proposed to be adopted, as is qualified in its entirety by reference to the plan document, a copy of which is included as Appendix A to this Proxy Statement.

The purpose of the MIP is to promote the interests of the Company and its subsidiaries by providing selected officers and key employees (9 participants as of June 1, 2009) incentives to continue and increase their efforts with respect to, and remain in the employ of, the Company and its subsidiaries.

The Compensation Committee is responsible for administering the MIP and has the authority to:
   interpret the MIP;
   prescribe, amend and rescind rules and regulations relating to the MIP;
   grant awards and determine the terms, provisions and conditions of all awards granted under the MIP (which need not be identical) and the individuals to whom and the time or times when awards will be granted;
  determine the performance goals and performance period (each as defined in the MIP) applicable to awards granted under the MIP; and
   make all other necessary or advisable determinations with respect to the MIP.

Participants in the MIP will be eligible to receive a bonus award if the Company achieves specified performance goals based on the Company's profit before taxes (defined as income before special, unusual, restructuring or extraordinary items and income taxes) included in the Company’s annual budget. Performance goals under the MIP are established by the Compensation Committee no later than 90 days after the beginning of each fiscal year during the term of the MIP. The Committee has the discretion to later revise the performance goals solely for the purpose of reducing or eliminating the amount of compensation otherwise payable upon attainment of the performance goals. The amount of any bonus award paid to any participant with respect to any one fiscal year may not exceed 200% of the employee's base salary for such year and in no event may a bonus award to any employee with respect to any one fiscal year exceed $5,000,000. The bonus award opportunity will take into account an employee's responsibility level, performance, cash compensation level, incentive compensation awards and such other considerations as the Compensation Committee deems appropriate.

A performance award will terminate for all purposes if an employee does not remain continuously employed and in good standing with the Company until payment of such award. An employee (or in the event of the employee's death, his or her beneficiaries or estate) whose employment was terminated because of death, disability or retirement will be paid a pro rata bonus award (based upon the portion of the performance period during which he or she was so employed) determined by actual performance levels. Such bonuses will be paid at the normal time for payment of bonus awards under the MIP.

Following the end of the applicable performance period, the Compensation Committee will certify the attainment of the performance goals, and calculate the bonus award, if any, payable to each participant. Awards will be paid, in cash, after appropriate tax withholdings.

The Chief Executive Officer will receive payment of his bonus award, if any, following the end of the applicable performance period.  A participant other than the Chief Executive Officer will receive 75% of his or her awards, if any, following the end of the applicable performance period, and 25% of his or her award, if any, within 30 days after the end of the fiscal year following the applicable performance period, provided the participant is employed by the Company on such date.

No awards may be transferred or assigned other than by will or by the laws of descent and distribution.

The MIP may be amended or discontinued by the Compensation Committee without the approval of the Board.

Benefits to Named Executive Officers and Others

In 2008, the Compensation Committee established the performance goals under the Predecessor Plan for performance during the fiscal year ended March 31, 2009. No awards related to the fiscal year ended March 31, 2009 will be paid since the performance goals were not met. Because amounts payable under the MIP are based on satisfaction of certain performance goals, it is not presently possible to determine the actual payments that will be received by named executive officers and others pursuant to the MIP with respect to the fiscal year ending March 31, 2010.

Vote Required

        The affirmative vote of a majority of the votes cast on this proposal is required for approval of the MIP as it relates to the Company’s covered employees.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE 2009 MANAGEMENT INCENTIVE PLAN.

PROPOSAL III
PROPOSED RATIFICATION OF
APPOINTMENT OF INDEPENDENT ACCOUNTANTS

The Audit Committee of the Company’s Board of Directors has appointed PricewaterhouseCoopers LLP ("PwC"), an independent registered public accounting firm, as the independent accountants to examine and audit the accounts of the Company for the fiscal year ending March 31, 2010.  In the event that ratification of this selection of independent accountants is not approved by the shareholders, the Audit Committee will reconsider the selection of independent accountants.  Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of different independent accountants at any time during the year.

A representative of PwC is expected to be in attendance at the Annual Meeting and will have an opportunity to make a statement and to respond to appropriate questions from shareholders.

See “Report of the Audit Committee – Principal Independent Registered Public Accounting Firm Fees” for information relating to the fees of PwC during fiscal 2008 and fiscal 2009.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF PwC AS THE COMPANY'S INDEPENDENT ACCOUNTANTS.

Ownership of Securities by Directors, Director Nominees and Executive Officers

The Common Stock is the only class of equity securities of the Company outstanding.  As of March 31, 2009, the directors, director nominees and each executive officer currently named in the Summary Compensation Table below, individually, and all directors, director nominees and executive officers of the Company as a group, beneficially owned (i) shares of Common Stock of the Company and (ii) equity securities of Kyocera, as follows:

Name	Amount and Nature of Beneficial Ownership of Outstanding AVX Shares (1)	Number of AVX Shares Underlying Exercisable Options (2)	Total AVX Shares	Percentage of AVX Common Stock (3)	Amount and Nature of Beneficial Ownership of Outstanding Kyocera Equity Securities (1)	Number of Kyocera Equity Securities Underlying Exercisable Options (4)	Total Kyocera Equity Securities	Percentage of Kyocera Equity Securities (5)

Kazuo Inamori	20,000	42,000	62,000	*	11,486,165 (6)	0	11,486,165	6.26%
John S. Gilbertson	100,805	751,500	852,305	*	18,867	135	19,002	*
Donald B. Christiansen	11,948	15,000	26,948	*	0	0	0	*
Kensuke Itoh	6,000	0	6,000	*	527,072	0	527,072	*
Makoto Kawamura	1,000	10,000	11,000	*	3,000	0	3,000	*
Tetsuo Kuba	0	0	0	*	2,000	0	2,000	*
Rodney N. Lanthorne	2,000	42,000	44,000	*	3,628	0	3,628	*
David DeCenzo	0	5,000	5,000	*	0	0	0	*
Joseph Stach	1,000	20,000	21,000	*	0	0	0	*
Yuzo Yamamura	2,000	42,000	44,000	*	82,000	0	82,000	*
C. Marshall Jackson	29,609	227,500	257,109	*	5,551	0	5,551	*
Pete Venuto	10,474	117,850	128,324	*	592	0	592	*
Peter Collis	0	126,403	126,403	*	0	0	0	*
Kurt Cummings	11,402	95,400	106,802	*	237	0	237	*

All directors, director nominees and executive officers as a group	245,501	1,840,713	2,086,214	1.21%	12,131,389	135	12,131,524	6.61%
(A total of 18 individuals including those named above)

      * Less than 1%

(1)
Includes interests, if any, in shares held in the AVX Nonqualified Supplemental Retirement Plan and AVX Corporation Retirement Plan Trusts and shares that are owned directly by or jointly with family members. Does not include shares of AVX held by Kyocera that may be deemed to be beneficially owned by the above-named persons that are also directors of Kyocera. See the AVX shares beneficially owned by Kyocera in the “Security Ownership of Certain Beneficial Owners” table below.

(2)
Includes AVX shares underlying options exercisable as of March 31, 2009, and options which become exercisable within 60 days thereafter under the AVX Corporation  1995 Stock Option Plan (the “1995 Stock Option Plan”), the AVX Corporation 2004 Stock Option Plan (the “2004 Stock Option Plan” and, together with the 1995 Stock Option Plan, the “Stock Option Plans”), the AVX Corporation Non-Employee Directors’ Stock Option Plan (the “Non-Employee Directors’ Stock Option Plan”), or the AVX Corporation 2004 Non-Employee Directors' Stock Option Plan (the “2004 Non-Employee Directors' Stock Option Plan” and, together with the  Non-Employee Directors' Stock Option Plan, the “Non-Employee Directors' Stock Option Plans”).

(3)	Based on a total number of 170,383,778 shares of Common Stock outstanding as of March 31, 2009.

(4)	Includes Kyocera shares underlying options exercisable as of March 31, 2009, and options which become exercisable within 60 days thereafter under the Kyocera Stock Option Plan.

(5)	Based on a total number of 183,528,034 shares of Kyocera equity securities outstanding as of March 31, 2009.

(6)
Includes 4,680,000 shares held by the Inamori Foundation as to which Mr. Inamori, as President of the foundation, may be deemed to have voting and investment power.  The aforementioned shares are not included in the total shares held by all directors and executive officers as a group.

The information provided in the above chart as to each director and named executive officer, individually, and all directors and executive officers as a group, is based, in part, on information received from such individuals.

Security Ownership of Certain Beneficial Owners
Set forth below is a table indicating those persons whom the management of the Company believes to be beneficial owners of more than 5% of the Company's Common Stock as of March 31, 2009.

Name and Address of Beneficial Owner	Shares Beneficially Owned		Percent of Class (1)
Kyocera Corporation 6 Takeda Tobadono-cho Fushimi-ku, Kyoto 612-8501, Japan	121,800,000	(2)	71.5%

Third Avenue Management LLC 622 Third Avenue, 32nd Floor New York, NY 10017-2023	15,832,277	(3)	9.3%

(1)	Based on a total number of 170,383,778 shares of Common Stock outstanding as of March 31, 2009.

(2)	The shares held by Kyocera are subject to the voting and investment control of Kyocera's Board of Directors.

(3)
Shares shown as beneficially owned by Third Avenue Management LLC are reported in a Form 13G filed by Third Avenue Management LLC dated as of February 13, 2009.  Based on that filing, Third Avenue Management LLC has sole voting power with respect to 14,768,884 shares and sole dispositive power with respect to 15,832,277 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, officers and persons who own more than 10% of the Common Stock, to file reports of ownership and changes in ownership of any class of the Company's equity securities.  To the Company's knowledge, during the fiscal year ended March 31, 2009, all of its directors, officers and persons who hold more than 10% of the Common Stock complied on a timely basis with all applicable Section 16(a) filing requirements.

Board of Directors – Governance

The Board has adopted Corporate Governance Guidelines to assist it in the performance of its duties and the exercise of its responsibilities and in accordance with the listing requirements of the New York Stock Exchange ("NYSE").  The guidelines are available on the Company's website at www.avx.com in the "Corporate Information – Corporate Governance" section.  The Board has also adopted a Code of Business Conduct and Ethics that applies to all of our directors and employees.  The code is available on the Company's website at www.avx.com in the "Corporate Information – Corporate Governance" section.  You may request a copy of the guidelines or code by sending a request to the Corporate Secretary at P.O. Box 867, Myrtle Beach, South Carolina 29578.

Mr. Christiansen has been selected by the Board as the "Presiding Director" to preside over executive sessions of the Board in which members of management do not participate.

Because a majority of the Company's shares are owned by Kyocera, the Company is considered a "controlled company" under the applicable rules of the NYSE.  Accordingly, the Company is not required to, and does not have a Board of Directors with a majority of independent directors or Nominating/Corporate Governance and Compensation Committees comprised entirely of independent directors.  Nevertheless, the Board has determined that Messrs. Christiansen, DeCenzo and Stach are independent under NYSE listing standards.  The Board has determined that an independent director is one who is free from any relationship that would interfere with his or her exercise of independent business judgment, receives no compensation from the Company or its subsidiaries other than director’s fees and is not an affiliate of the Company or its subsidiaries.  The AVX/Kyocera Foundation, which may be considered an affiliate of the Company, donated approximately $160,000 to CCU during the fiscal year ended March 31, 2008 and $25,000 during the fiscal year ended March 31, 2009 for educational purposes.  The Board considered Mr. DeCenzo’s position at CCU, and has determined that such donations do not impair Mr. DeCenzo’s independence.

The Company's Corporate Governance Guidelines provide that the Board as a whole is responsible for nominating individuals for election to the Board by the shareholders based on candidates suggested by members of the Board, management and shareholders.  The Board does not currently operate under a formal written charter when discharging its nominating functions.

 The Board has not adopted specific objective requirements for service on the Board.  Instead, the Board will consider various factors in determining whether to nominate an individual for election by the shareholders.  Among other things, the Board expects each Director to:

·	understand AVX's businesses and the marketplaces in which it operates;

·	regularly attend meetings of the Board and of the committees on which he or she serves;

·	review and understand the materials provided in advance of meetings and any other materials provided to the Board from time to time;

·	actively, objectively and constructively participate in meetings and the strategic decision-making processes;

·	share his or her perspective, background, experience, knowledge and insights as they relate to the matters before the Board and its committees; and

·
be reasonably available when requested to advise the CEO and management on specific issues not requiring the attention of the full Board but where an individual director's insights might be helpful to the CEO or management.

Mr. Kuba was recommended to the Board by Kyocera.

The Board will consider candidates recommended by shareholders in the same manner as other candidates.

Shareholders and other interested parties who wish to communicate with the Board (including, in the case of shareholders, in order to recommend or nominate director candidates to the Board), individual board members, the Chairman of the Board, the Presiding Director or the non-management directors as a group may do so by either of the following means:

·	send correspondence by email to compliance@avxus.com; or
·	write to AVX Corporation, Compliance Office, P.O. Box 3456, Myrtle Beach, SC 29578-3456.

All questions and concerns will be received and processed by the Corporate Compliance Office.  Questions and concerns relating to AVX's accounting, internal accounting controls or auditing matters will be referred to the Chairman of the Audit Committee.  Questions and concerns addressed to the Board will be referred to the Presiding Director.  Other questions and concerns will be processed by the Corporate Compliance Office and forwarded to the addressees or distributed at the next scheduled Board meeting, as appropriate.

To be timely, a stockholder's proposal for the recommendation or nomination of directors must be received by the Company in the timeframes described under “Shareholder Proposals” elsewhere in this Proxy Statement.  A shareholder's proposal for nomination must comply with the requirements of the Bylaws of the Company.  The Bylaws of the Company were amended on March 30, 2009 to (i) clarify and address in greater detail the requirements for shareholders to nominate directors at an annual meeting, (ii) provide, without reduction of such time periods, that the time periods for shareholders to give notice of nominations at an annual meeting be established by reference to the date of the prior year’s meeting rather than (as previously set forth in the Bylaws) prospectively to the date of the current year’s meeting, (iii) provide that certain additional information is required to be set forth in or accompany a shareholder’s notice of a director nomination including, in addition to ownership of stock, any derivative positions held or hedging or other transactions entered into by the shareholder which may affect such shareholder’s voting power, and any relationship or arrangement of such shareholder and its affiliates with the nominee.  Among other things, the Bylaws also require that a shareholder’s notice of a director nomination must include a representation that the nominee will not have any undisclosed voting arrangements with respect to such nominee’s actions as director and an agreement to complete a nominee questionnaire relating to such nominee’s independence and other information to be included in a proxy statement pursuant to Regulation 14A under the Exchange Act of 1934, as amended or otherwise requested by the Company.  Such notice of intent to make a nomination shall be accompanied by the written consent of each nominee to serve as director of the Company if so elected.

Board of Directors - Meetings Held and Committees

The Board held four meetings during the fiscal year ended March 31, 2009.  The Board also acted upon certain matters via unanimous written consent once during the year ended March 31, 2009.  During that period, all of the current directors, except Messrs. Inamori, Itoh, and Kawamura attended at least 75% of the meetings of the Board and meetings of the committees of the Board on which they served during the period in which they served as directors. Messrs. Inamori and Kawamura attended 71% and Mr. Itoh attended 50% of such meetings. The directors are encouraged and expected to attend the Annual Meeting of Shareholders if reasonably possible.  All of the directors except for Messrs. Inamori and Kawamura attended the Company's Annual Meeting of Shareholders held on July 23, 2008.

As of June 1, 2009, the Board has the following standing committees and no nominating committee:

Executive Committee.  The Executive Committee has been delegated authority by the Board to exercise the powers of the Board in matters pertaining to the management of the business.  The Executive Committee held no meetings during the fiscal year ended March 31, 2009.  The members of the Executive Committee are Messrs. Inamori (Chairman), Gilbertson, Lanthorne, Itoh, Nakamura (through May 2009), Kuba (from May 2009) and Kawamura.

Audit Committee.  The Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act and operates under a written charter adopted by the Board of Directors.  The Audit Committee is appointed by the Board of Directors to provide assistance to the Board in fulfilling its oversight responsibility relating to the integrity of the Company's consolidated financial statements and the financial reporting processes; the systems of internal accounting and financial controls; the annual independent audit of the Company's consolidated financial statements; the independent registered public accounting firm's qualifications and independence; the performance of the Company's internal audit function and independent registered public accounting firm and any other areas of potential financial risks to the Company specified by the Board of Directors. The Audit Committee is also responsible for hiring, retaining and terminating the Company's independent registered public accounting firm.  The Audit Committee met six times during the fiscal year ended March 31, 2009.

The Audit Committee is comprised of three members.  The members of the Audit Committee are Messrs. Christiansen (Chairman), Stach and DeCenzo.  Each member of the Audit Committee is financially literate, knowledgeable and qualified to review financial statements.  The Board of Directors has determined that the Company has at least one "audit committee financial expert", as defined by the Securities and Exchange Commission ("SEC"), serving on the Audit Committee.  The "audit committee financial expert" designated by the Board is Mr. Christiansen.  The Board of Directors has determined that the members of the Audit Committee are "independent" under the currently applicable rules of the NYSE.

Compensation Committee.  The Compensation Committee has the full power and authority of the Board with respect to the determination of compensation for all executive officers of the Company. The Compensation Committee also has full power and authority over any compensation plan approved by the Board for employees of the Company and its subsidiaries, other than the Stock Option Plans, including the issuance of shares of Common Stock, as the Compensation Committee may deem necessary or desirable in accordance with such compensation plans.  The Compensation Committee held one meeting during the fiscal year ended March 31, 2009.  The members of the Compensation Committee are Messrs. Itoh (Chairman), Stach, Nakamura (through May 2009), Kuba (from May 2009), and Kawamura.  Additional information regarding the Compensation Committee and its processes and procedures for the consideration and determination of executive compensation can be found in the Compensation Discussion and Analysis section in this Proxy Statement.

Equity Compensation Committee.  The Equity Compensation Committee is responsible for any action on all matters concerning the Stock Option Plans. This committee consists of Messrs. DeCenzo (Chairman), Itoh, Stach, Nakamura (through May 2009), Kuba (from May 2009) and Kawamura.  The Equity Compensation Committee held one meeting during the fiscal year ended March 31, 2009.

Special Advisory Committee.  The Special Advisory Committee is comprised of independent directors.  The committee is required to review and approve all material agreements and transactions not covered by such agreements between the Company and related parties (including any agreements and transactions between the Company and any related party that are or may be within the scope of applicable rules, regulations and guidance of the NYSE and Item 404 of Regulation S-K) and to meet periodically in executive session. The Board of Directors has adopted a written charter for the Special Advisory Committee. The Special Advisory Committee held three meetings during the fiscal year ended March 31, 2009.  The members of the Special Advisory Committee are Messrs. Stach (Chairman), DeCenzo and Christiansen.

The Board of Directors has adopted written charters for the Audit, Compensation and Equity Compensation Committees.  The charters, as amended, are available on the Company's website at www.avx.com in the "Corporate Information – Corporate Governance" section. You may request a copy of a charter by sending a request to the Corporate Secretary at P.O. Box 867, Myrtle Beach, South Carolina 29578.

Director Compensation

The Board of Directors determines compensation for all directors. The following table and narrative provides information related to the compensation of directors during fiscal 2009.

	Fees Earned or Paid in Cash	Option Awards	Total
Name (1)	($)	($) (2) (3)	($)

Kazuo Inamori	10,800	20,714	31,514
Donald B. Christiansen	75,800	17,710	93,510
Kensuke Itoh	5,400	7,750	13,150
Noboru Nakamura	13,500	20,714	34,214
Makoto Kawamura	13,500	26,652	40,152
Rodney N. Lanthorne	10,800	20,714	31,514
David A. DeCenzo	67,600	20,714	88,314
Joseph Stach	78,400	20,714	99,114
Yuzo Yamamura	10,800	20,714	31,514
Benedict Rosen (retired)	13,525	19,503	33,028

(1)
Mr. John Gilbertson, the Company’s Chief Executive Officer and President, also serves as a director of the Company.  Information regarding the compensation paid to Mr. Gilbertson is provided in the Summary Compensation Table of this Proxy Statement.

(2)
The aggregate number of option awards held by each of the directors as of March 31, 2009 is as follows: Kazou Inamori - 52,000; Donald B. Christiansen - 30,000; Kensuke Itoh - 15,000; Noboru Nakamura – 15,000; Makoto Kawamura - 15,000; Rodney N. Lanthorne - 52,000; David A. DeCenzo - 15,000; Joseph Stach - 30,000; Yuzo Yamamura - 52,000.

(3)
Reflects the amount recognized by the Company as an expense in fiscal 2009 for financial statement reporting purposes, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions.  The grant date fair value of the options awarded during fiscal 2009 was as follows: Donald B. Christiansen - $35,066; Kensuke Itoh - $35,066. These options were granted pursuant to the 2004 Non-employee Directors’ Stock Option Plan.  The assumptions made in the valuation of stock options are set forth in Note 11 in the Notes to Consolidated Financial Statements in the Annual Report on Form 10-K for the fiscal year ended March 31, 2009.

During the year ended March 31, 2009, each director who was not an employee of the Company or Kyocera was paid an annual director's fee of $32,500, an attendance fee of $2,700 per Board or committee meeting and reimbursement of travel expenses.  The Chairman of the Audit Committee also received an additional $5,500 per year.  Each director who was an employee of Kyocera was paid an attendance fee of $2,700 per Board or committee meeting and reimbursement of travel expenses.  In addition, each director who is not an employee of the Company is granted stock options pursuant to the Non-Employee Directors' Stock Option Plans.

AVX feels that it is important for members of the Board to be shareholders of the Company, to have an incentive to help the Company grow and prosper, and to share in that prosperity.  The 2004 Non-Employee Directors' Stock Option Plan authorizes the issuance of up to 1,000,000 shares of Common Stock, and provides for the grant of an option to purchase 15,000 shares of Common Stock to each director not employed by AVX (a “Non-Employee Director”) as of the date on which a Non-Employee Director is elected to the Board for the first time and every third anniversary thereafter.  In addition, options to purchase shares of Common Stock may also be granted from time to time upon prior approval by the Board.  The options become exercisable 33 1/3% one year after the date of the grant and an additional 33 1/3% at the end of each of the following two years, provided that in order to exercise the options, the Non-Employee Director must continue to be a director at the date of exercise.  However, if the Non-Employee Director's service terminates due to retirement, death or disability, his options shall thereupon become fully vested.  Options have an exercise price equal to the Fair Market Value (as defined in the plan) of the Common Stock on the date of grant.

The Deferred Compensation Plan for Eligible Board Members allows each director not employed by AVX or Kyocera (an "Outside Director"), at his election, to defer payment of certain portions of his compensation as a director.  Deferrals are invested in an AVX Phantom Share Unit Fund.  Each deferral is converted into a hypothetical investment in Common Stock using the price of the stock at each deferral period.  At the time of pay out of the deferred accounts, the Company disburses to the Outside Director an equivalent number of shares of Common Stock "purchased" by the Outside Director during the entire deferral period, increased for any hypothetical reinvested dividends declared during the deferral period.  An Outside Director's deferred account is paid, at the director's election, either on the 10th anniversary of each annual deferral or upon his ceasing to be a member of the Board of Directors. No directors are currently participating in the Plan.

Equity Compensation Plan Information

The following table provides information as of March 31, 2009 about the Common Stock that may be issued under all of the Company’s existing equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity Compensation plans approved by security holders	4,450,193	$16.31	9,453,250

Equity compensation plans not approved by security holders	--	--	230,754 (1)

(1)
Members of the Board of Directors who are not employees of AVX or Kyocera are eligible to defer their annual director's fee and attendance fees in an AVX Phantom Share Unit Fund under the Deferred Compensation Plan for Eligible Board Members (not approved by shareholders) based on the Fair Market Value of the Common Stock at each Credit Date (all as defined in the plan).  Payment of account balances to an eligible director (as prescribed in "Compensation of Directors" above) is payable in the form of a number of shares of Common Stock equal to the whole number of Phantom Shares Units (as defined) credited to such director under the plan.  See "Compensation of Directors" above for more information.

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended March 31, 2009, the Compensation Committee was comprised of Messrs. Itoh, Nakamura, Kawamura and Stach and the Equity Compensation Committee was comprised of Messrs. DeCenzo, Itoh, Stach, Nakamura and Kawamura. During the fiscal year ended March 31, 2009, Mr. Itoh was an Advisor of the Board of Kyocera, Mr. Nakamura was Chairman of the Board of Kyocera and Mr. Kawamura was President of Kyocera. Kyocera owns 121,800,000 shares, or approximately 71%, of the Company's outstanding Common Stock as of March 31, 2009, and has engaged in a significant number and variety of related company transactions with the Company.  The significant agreements between the Company and Kyocera are described under the caption "Relationship with Kyocera and Related Transactions" below.  For additional information concerning positions with Kyocera held by executive officers and directors of the Company, see "Proposal I – Election of Directors" above.  Except as described above, no member of the Board or the Compensation Committee serves as a member of a board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Board or Compensation Committee.

Report of the Audit Committee

In accordance with its written charter, as adopted by the Board of Directors, the Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company.  During the fiscal year ended March 31, 2009, the Audit Committee met six times, and the Audit Committee discussed the interim financial information contained in each quarterly earnings announcement with the Chief Financial Officer and independent registered public accounting firm prior to each public release.

In discharging its oversight responsibility as to the audit process, the Audit Committee received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm its independence. The Audit Committee also discussed with management and the independent registered public accounting firm the quality and adequacy of the Company's internal controls.  The Audit Committee reviewed with the independent registered public accounting firm its audit plans, audit scope, and identification of audit risks.

The Audit Committee reviewed and discussed with the independent registered public accounting firm all matters required to be discussed by the Statement on Auditing Standards No. 61, as amended, "Communication with Audit Committees", as adopted by the Public Company Accounting Oversight Board in Rule 3200T and, with and without management present, discussed and reviewed the results of the independent registered public accounting firm's examination of the financial statements.

The Audit Committee reviewed and discussed the audited financial statements of the Company as of and for the fiscal year ended March 31, 2009, with management and the independent registered public accounting firm.  Management has the responsibility for the preparation of the Company's financial statements, and the independent registered public accounting firm has the responsibility for the examination of those statements.

Based on the above-mentioned review and discussions with management and the independent registered public accounting firm, the Audit Committee recommended to the Board or Directors that the Company's audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended March 31, 2009, for filing with the United States Securities and Exchange Commission.  The Audit Committee also reappointed the independent registered public accounting firm, PricewaterhouseCoopers, for the fiscal year ending March 31, 2010.

SUBMITTED BY THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS:

Donald B. Christiansen, Chairman
Joseph Stach
David DeCenzo

Principal Independent Registered Public Accounting Firm Fees

As reflected in the table below, the Company incurred fees of $4,537,973 and $3,991,745 in fiscal 2008 and 2009, respectively, for services performed by PwC. Of these sums, $4,423,904 in fiscal 2008 and $3,468,038 in fiscal 2009 were for audit and audit related services. PwC did not perform any financial system consulting services in fiscal 2008 or 2009.

	2008	2009

Audit Fees (1)	$ 4,226,704	$3,447,009
Audit Related Fees (2)	17,200	21,029
Tax Fees (3)	281,650	518,258
All Other Fees (4)	12,419	5,450
Total Fees	$ 4,537,973	$ 3,991,745

(1)
Audit Fees represent fees for the annual audit of the Company's financial statements, the audit of the Company's internal control over financial reporting, the review of the interim financial statements included in the Company's quarterly reports on Form 10-Q, and other services performed in connection with statutory and regulatory filings.

(2)
Audit Related Fees include fees for services that were reasonably related to the performance of the reviews of the Company's financial statements (but which are not included under Audit Fees).  Audit related fees consist primarily of attestation related services required by regulatory and governmental agencies and employee benefit plan audits.

(3)	Tax Fees represent fees for consultation on tax matters and tax compliance services.

(4)	Other fees represent fees related to miscellaneous services as well as online technical resources.

The Audit Committee of the Company's Board of Directors determined that the provision of non-audit services by PwC to the Company during fiscal 2008 and fiscal 2009 was compatible with maintaining the independent registered public accounting firm's independence.

It is the policy of the Audit Committee to pre-approve all audit and permitted non-audit services (and the related fees and terms) to be provided to the Company by the independent registered public accounting firm.  The authority to pre-approve non-audit services may be delegated by the Audit Committee to one or more members of the Committee, who shall present any decision to pre-approve an activity to the full Committee at the first meeting following such decision.  None of the services described above were approved by the Audit Committee pursuant to the exception provided by Rule 2-01(c)(7)(i)(C) under Regulation S-X.

Relationship With Kyocera and Related Transactions

Since January 1990, the Company’s business has included transactions with Kyocera. Such transactions involve the purchase of resale inventories, raw materials, supplies, and equipment, the sale of products for resale, raw materials, supplies and equipment, the performance of subcontracting services, and the payment of commissions and dividends, as set forth in the table below (in thousands):

	Years Ended March 31,
	2007	2008	2009
Sales:
Product and equipment sales to affiliates	$21,813	$30,755	$16,790
Subcontracting activities	1,601	1,080	287
Commissions received	71	-	-
Purchases:
Purchases of resale inventories, raw materials, supplies, equipment and services	470,166	517,185	389,639
Other:
Dividends paid	18,270	19,488	19,488

One principal strategic advantage for the Company is its ability to produce a broad product offering to its customers.  The inclusion of products manufactured by Kyocera in that product offering is a significant component of this advantage.  In addition, the exchange of information with Kyocera relating to the development and manufacture of multi-layer capacitors and various other ceramic products benefits the Company.  An adverse change in the Company's relationship with Kyocera could have a negative impact on the Company's results of operations.  AVX and Kyocera have executed several agreements which govern the foregoing transactions and which are described below.

The Special Advisory Committee of the Board, comprised of the independent directors (currently Messrs. Stach, DeCenzo, and Christiansen), reviews and approves any agreements between AVX and Kyocera and any significant transactions between AVX and Kyocera not covered by such agreements. The committee is also responsible for reviewing and approving any other agreements and transactions between the Company and any related party that are or may be within the scope of applicable rules, regulations and guidance of the NYSE and Item 404 of Regulation S-K, if they arise.  The Special Advisory Committee operates under a written charter which sets forth the policies and procedures for such approvals.  In approving any such agreement or transaction pursuant to those procedures, the Special Advisory Committee must determine that, in its judgment, the terms thereof are equivalent to those to which an independent unrelated party would agree at arm’s-length or are otherwise in the best interests of the Company and its stockholders generally.  Each of the agreements described below contains provisions requiring that the terms of any transaction under such agreement be equivalent to those to which an independent unrelated party would agree at arm's-length.

Products Supply and Distribution Agreement.  Pursuant to the Products Supply and Distribution Agreement (the "Distribution Agreement") (i) AVX will act as the non-exclusive distributor of certain Kyocera-manufactured products to certain customers in certain territories outside of Japan, and (ii) Kyocera will act as the non-exclusive distributor of certain AVX-manufactured products within Japan.  The Distribution Agreement has a term of one year, with automatic one-year renewals, subject to the right of termination by either party at the end of the then current term upon at least three months prior written notice.

Disclosure and Option to License Agreement.  Pursuant to the Disclosure and Option to License Agreement (the "License Agreement"), AVX and Kyocera exchange confidential information relating to the development and manufacture of multi-layered ceramic capacitors and various other ceramic products, as well as the license of technologies in certain circumstances.  The License Agreement has a term of one year with automatic one-year renewals, subject to the right of termination by either party at the end of the then current term upon at least six months prior written notice.

Materials Supply Agreement.  Pursuant to the Materials Supply Agreement (the "Supply Agreement"), AVX and Kyocera will from time to time supply the other party with certain raw and semi-processed materials used in the manufacture of capacitors and other electronic components.  The Supply Agreement has a term of one year, with automatic one-year renewals, subject to the right of termination by either party at the end of the then current term upon at least six months prior written notice.

Machinery and Equipment Purchase Agreement.  Pursuant to the Machinery and Equipment Purchase Agreement (the "Machinery Purchase Agreement"), AVX and Kyocera will, from time to time, design and manufacture for the other party certain equipment and machinery of a proprietary and confidential nature used in the manufacture of capacitors and other electronic components.  The Machinery Purchase Agreement has a term of one year, with automatic one-year renewals, subject to the right of termination by either party at the end of the then current term upon at least six months prior written notice.

The Buzzer Assembly Agreement. Effective December 31, 2008, AVX and Kyocera terminated the Buzzer Assembly Agreement under which AVX assembled electronic components for Kyocera in AVX’s Juarez, Mexico facility. The agreement was terminated as a result of Kyocera’s decision to stop producing those electronic components.

Compensation Committee and Equity Compensation Committee Report

The Compensation Committee and the Equity Compensation Committee believe the executive compensation program and the stock option program, respectively, are appropriate to accomplish the programs’ goals of attracting, retaining and motivating highly qualified management professionals.  The Compensation Committee and the Equity Compensation Committee have reviewed and discussed the Compensation Discussion and Analysis with management and based on the review and discussions, the Compensation Committee and the Equity Compensation Committee recommend to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the year and March 31, 2009.

SUBMITTED BY THE COMPENSATION COMMITTEE AND THE EQUITY COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS:

Kensuke Itoh, Chairman of Compensation Committee
Joseph Stach
Makoto Kawamura

David DeCenzo, Chairman of Equity Compensation Committee
Kensuke Itoh
Joseph Stach
Makoto Kawamura

Compensation Discussion and Analysis

The Company's compensation policy reflects an objective to promote executive compensation programs that enable the Company to attract, retain and motivate highly qualified management professionals who are encouraged to work as a team to accomplish the Company’s goals and objectives.  The Company's compensation philosophy is to directly align executive compensation with the financial performance of the organization.  The Company believes that the relationship between executive compensation and Company performance will create a benefit for all shareholders.

The executive compensation programs have been developed by the Compensation Committee using various factors over time, which have sometimes included the use of outside consultants to review industry competition executive compensation programs, although the Committee does not set compensation levels based on any particular benchmarking against a peer group. No such review was performed during the last three fiscal years. The Chief Executive Officer has historically played a significant role in the recommendation of the amounts of base salary, salary adjustments, incentive compensation and equity-based compensation to be paid to other members of senior management. The key elements of the executive compensation programs are base salary, annual incentive bonus and stock options, in addition to those benefits provided under the Company's retirement and deferred compensation plans.

The Compensation Committee or the Equity Compensation Committee, as applicable, reviews and approves each element of the Company's executive compensation programs and periodically assesses the effectiveness of the programs as a whole.  These programs cover the Chief Executive Officer, other named executive officers, and all other executive officers of the Company.  Specifically, the committees approve the salaries of all Corporate Officers, cash awards under the Company's Management Incentive Plan ("MIP"), the grant of stock options under the Stock Option Plans, and the provision of any significant special benefits or perquisites to executive officers. Each component of compensation for the Corporate Officers, including those established for fiscal 2009, is set on a discretionary, not formulaic, basis taking into account a subjective assessment of the individual’s overall performance rather than specific corporate performance goals, and for all Corporate Officers other than the Chief Executive Officer is set principally based on the Chief Executive Officer’s recommendations.

Base Salary Program

The base salary program is, in general and for fiscal 2009 in particular, intended to provide base salary levels that are externally competitive and internally equitable, and to reflect each individual's sustained performance and cumulative contribution to the Company.  Each Corporate Officer's individual performance is reviewed by the Chief Executive Officer to arrive at annual merit increase recommendations taking into account the results of operations for the Officer’s area of responsibility. These merit increase recommendations are then reviewed by the Compensation Committee for reasonableness based on general economic factors, such as increases in the cost of living. The Chief Executive Officer’s base salary and merit increases from year to year are established by the Compensation Committee taking these same considerations into account. The base salaries for all Corporate Officers were increased effective April 1, 2008.

Annual Cash Incentives - Management Incentive Plan

The MIP is intended to provide senior management incentive to continue and increase their efforts with respect to, and remain in the employ of, the Company. The MIP provides for annual cash incentive compensation based on the Company’s pre-tax financial performance and a subjective analysis of each Corporate Officer’s individual performance.  Bonus awards are generally paid under the MIP during the summer following each fiscal year end if the Company's financial results, excluding special, unusual, restructuring or extraordinary items, exceed 90% of a pre-determined annual profit target.  The annual pre-tax profit target is established before the beginning of each fiscal year as a part of the Company’s annual budget process.  The target profits are typically based on improving on the prior year’s actual results taking into account general economic conditions.  Given the volatility of the electronics market, the target can be challenging.  For the fiscal year ended March 31, 2007, the profit target was exceeded by 72%, for the fiscal year ended March 31, 2008, 91% of the profit target was achieved, and for the fiscal year ended March 31, 2009, 64% of the profit target was achieved. No cash bonuses were earned under the MIP for the fiscal year ended March 31, 2009. The bonus awards for the Chief Executive Officer are determined as a percentage of salary (up to 150% of base salary) based on the Company’s financial results related to target profits and are paid currently in the summer when they are determined. The other Corporate Officers' individual bonuses are determined by the Chief Executive Officer based on a subjective evaluation of each officer’s annual performance. These bonuses are derived from a pool determined as a percentage of combined salaries (up to 100% of combined base salaries) based on the Company’s financial results related to target profits.  The other Corporate Officer bonuses are paid 75% currently in the summer when they are determined and 25% of the bonuses are paid at the end of the following fiscal year, provided the officer is employed by the Company at the time.

Long-Term Equity Incentives - Stock Option Plans

The Stock Option Plans are designed to reward Corporate Officers and other key employees directly for increases in the long-term price of the Common Stock.  Each of the Stock Option Plans directly links the compensation of such officers and key employees to gains by the shareholders and encourages adoption of a strong stakeholder orientation in their work.

The Equity Compensation Committee approves option grants generally following each fiscal year end, but will consider grants at other times of the year if deemed necessary. The Chief Executive Officer recommends to the committee the potential recipients and the number of options for each other Corporate Officer’s and other key employee’s grant on a discretionary basis generally based on a subjective evaluation of that individual’s level of responsibility and performance. The Chief Executive Officer’s grants are established from year to year (including fiscal 2009) by the Equity Compensation Committee taking these same considerations into account. The Committee reviews and approves the final grant awards. The grant price is the fair market value on the date of grant approval, which is defined in the plans as the closing price on that date. The Company does not have any program or practice to time option grants to take advantage of the release of material, non-public information.

Family Income Assurance Plan

The Company has in effect a Family Income Assurance Plan for Corporate Officers. Coverage under this Company self-insured plan provides that, in the event of the death of a Corporate Officer while employed by the Company, the officer’s surviving spouse, or estate, is entitled to receive the equivalent of two years base salary during the following 24 months.

Retirement and Other Benefits

Retirement, medical benefits and Board approved discretionary cash awards for Corporate Officers are largely the same as those provided to the general salaried employee population applicable to each geographic region. The AVX Nonqualified Supplemental Retirement Plan was established to provide certain U.S. officers and other senior management with supplemental retirement benefits, primarily to promote tax efficiency and replacement of benefit opportunities lost due to regulatory limits. Amounts contributed to this plan’s separate trust earn market-based returns depending upon the investment choices made by the participant. The investment choices are the same as available under the AVX Corporation Retirement Plan. Miscellaneous benefits offered to Corporate Officers are designed to provide a safety net of protection against the financial catastrophes that can result from liability suits, illness, disability or death.

Chief Executive Officer Employment Agreement

In addition to participation in the executive compensation programs, Mr. Gilbertson has an employment agreement that provides for a two-year advisory period upon retirement from the Company in order to assist with Chief Executive Officer transition issues. During this advisory period, he will receive total advisory payments equal to two times the amount of his base salary in effect on the last day of his full time employment. Such payments shall commence six months following his retirement and be paid thereafter in 18 equal monthly installments through the end of the advisory period. If Mr. Gilbertson dies prior to or during the advisory period, his heirs will be entitled to the payments he would have received.

Tax and Accounting Considerations

The accounting and tax treatment of compensation generally has not been a factor in determining the amounts or types of compensation for our executive officers. Section 162(m) of the Internal Revenue Code (the “Code”) generally disallows a tax deduction to public companies for some forms of compensation over $1 million paid to executive officers unless certain conditions are met. Certain compensation, including qualified performance-based compensation, will not be subject to the deduction limit if certain requirements are met. We intend to use our best efforts to structure future compensation so that executive compensation paid by the Company is fully deductible in accordance with Section 162(m) of the Code. However, the Compensation Committee reserves the right to approve compensation that may prove not to be deductible when it believes such payments are appropriate and in the best interests of our stockholders, after taking into consideration changing business conditions and the performance of our employees.

EXECUTIVE COMPENSATION
The following table shows cash compensation paid and certain other compensation paid or accrued by the Company for the last three fiscal years to each of the Company's Chief Executive Officer, Chief Financial Officer and the next three most highly compensated executive officers ("Named Executive Officers") in all capacities in which they served.

Summary Compensation Table
Fiscal Year Ended March 31, 2009
	Fiscal	Salary	Bonus		Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Name & Position	Year	($) (1)	($) (1)		($) (5)	($) (6)	($) (7)	($) (8)	($)
John S. Gilbertson (9)	2009	$706,000	$51,750	(2)	$503,608	$ -	$ -	$113,300	$1,374,658
Chief Executive Officer	2008	670,000	49,150	(3)	571,556	335,000	-	112,308	1,738,014
and President	2007	640,000	49,100	(4)	594,364	960,000	-	112,300	2,355,764

Kurt Cummings
Vice President,	2009	255,000	18,100	(2)	63,028	25,050	-	68,200	429,378
Chief Financial Officer,	2008	238,500	16,950	(3)	68,794	141,400	-	77,479	543,123
Treasurer and Secretary	2007	221,000	16,900	(4)	50,691	261,963	-	70,000	620,554

C. Marshall Jackson	2009	334,000	25,400	(2)	116,358	16,250	-	73,200	565,208
Executive Vice President	2008	325,000	24,650	(3)	131,231	100,000	-	79,502	660,383
of Sales and Marketing	2007	315,000	24,700	(4)	151,921	197,462	-	80,200	769,283

Peter Venuto
Vice President of	2009	265,000	19,100	(2)	101,299	15,600	-	69,700	470,699
North American and	2008	250,000	18,000	(3)	114,284	117,100	-	85,834	585,218
European Sales	2007	234,000	18,000	(4)	114,435	274,905	-	73,400	714,740

Peter Collis (10)	2009	240,000	-	(2)	103,330	14,300	(30,616)	15,700	342,714
Vice President	2008	273,000	-	(3)	119,962	103,100	129,879	22,100	648,041
of Tantalum	2007	246,800	-	(4)	110,684	246,505	382,914	19,400	1,006,303

(1)	Includes amounts earned but deferred by the executive officer at his election, pursuant to the AVX Nonqualified Supplemental Retirement Plan, (the “Supplemental Plan”).

(2)
The amounts shown include 50% of an award payable in the summer of 2009 with respect to fiscal year 2009 in accordance with a determination by the Company’s Board of Directors to pay discretionary cash awards to each U.S. salaried employee of the Company in an amount equal to 8% of such employee’s 2008 calendar year eligible earnings.  The remaining 50% of this award will be earned and paid in the summer of 2010, provided the officer is employed by the Company at that time.  Amounts shown also include 50% of a discretionary cash award with respect to fiscal year 2008 that is payable in the summer of 2009, based on the officer’s continued employment with the Company at that time.

(3)
The amounts shown include 50% of an award paid in the summer of 2008 with respect to fiscal year 2008 in accordance with a determination by the Company’s Board of Directors to pay discretionary cash awards to each U.S. salaried employee of the Company in an amount equal to 8% of such employee’s 2007 calendar year eligible earnings.  Amounts shown also include 50% of a discretionary cash award with respect to fiscal year 2007 that was earned and paid in the summer of 2008, based on the officer’s continued employment with the Company at that time.

(4)
The amounts shown include 50% of an award paid in the summer of 2007 with respect to fiscal year 2007 in accordance with a determination by the Company’s Board of Directors to pay discretionary cash awards to each U.S. salaried employee of the Company in an amount equal to 8% of such employee’s 2006 calendar year eligible earnings.  Amounts shown also include 50% of a discretionary cash award with respect to fiscal year 2006 that was earned and paid in the summer of 2007, based on the officer’s continued employment with the Company at that time.

(5)
Reflects the proportionate amount of the total grant date fair value of option awards recognized by the Company as an expense in each fiscal year for financial statement reporting purposes, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions.  All stock options were granted pursuant to the 1995 and 2004 Stock Option Plans. The assumptions made in the valuation of stock options are set forth in Note 11 in the Notes to Consolidated Financial Statements in the Annual Report on Form 10-K for the fiscal year ended March 31, 2009.  No options have been forfeited by any of the Named Executive Officers.

(6)
Reflects for the Chief Executive Officer, 100%, and for all Named Executive Officers except the Chief Executive Officer, 75%, of the annual cash bonus award earned under the MIP determined based on the Company’s pre-tax financial performance and individual performance with respect to each fiscal year and for all Named Executive Officers except the Chief Executive Officer 25% of the annual cash bonus award with respect to the previous fiscal year that was earned and paid in the current fiscal year, based on the officer’s continued employment with the Company at that time.  No cash bonus award was earned under the MIP for the fiscal year ended March 31, 2009. For information regarding the MIP, see the discussion in the Compensation Discussion and Analysis in this Proxy Statement.

(7)
Reflects the aggregate of the increase or decrease for each fiscal year in actuarial present values of Mr. Collis’ accumulated benefits under the AVX Limited Pension Scheme (the “Defined Benefit Plan”.)  The underlying value is denominated in British Pounds.  This amount has been converted to US dollars using an average exchange rate of $1.72 per Pound for the fiscal year ended March 31, 2009.  See the Pension Benefits table and related narrative disclosure for information regarding the Defined Benefit Plan.

(8)
Reflects Company's contribution for the fiscal year ended March 31, 2009 on behalf of the respective Named Executive Officers pursuant to the terms of the Supplemental Plan and the AVX Corporation Retirement Plan (the "Retirement Plan") in the following amounts respectively:  John S. Gilbertson - $46,900 and $30,400; C. Marshall Jackson - $30,400 and $23,000; Peter Venuto - $22,300 and $29,900; Kurt Cummings - $24,000 and $29,900.

The investments in the Supplemental Plan have no above-market or preferential earnings. See the Nonqualified Deferred Compensation table and related narrative herein for information related to the Supplemental Plan.

Also reflects the value of automobile allowances and Company contributions to group life, disability, or excess liability insurance programs, respectively, as follows for fiscal 2009:  John S. Gilbertson - $24,000 and $12,000; C. Marshall Jackson - $14,400 and $5,400; Peter Venuto - $9,000 and $3,500; Peter Collis - $13,400 and $2,300; and Kurt Cummings - $12,000 and $2,300. The Company also provides the Named Executive Officers with certain medical benefits generally available to all salaried employees. Mr. Venuto’s other compensation also includes reimbursement of country club dues.

(9)	Mr. Gilbertson is a Named Executive Officer who also serves as a director. Mr. Gilbertson received no compensation for services as a director in fiscal 2009.

(10)	Mr. Collis’ compensation is paid in British Pounds and has been converted to U.S. Dollars at a rate of $1.72, 2.00 and 1.89 per Pound for fiscal 2009, 2008 and 2007, respectively.

The following table sets forth information regarding all options to acquire shares of Common Stock granted to the Named Executive Officers during fiscal 2009.

Grants of Plan-Based Awards
Fiscal Year Ended March 31, 2009

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards						Number of Securities Underlying Options	Exercise Price of Option Awards	Grant Date Fair Value of Option Awards
Name	Grant Date	Threshold ($)		Target ($)		Maximum ($)		(#) (3)	($) (4)	($)

John S. Gilbertson		353,000	(1)	706,000	(1)	1,059,000	(1)
	5/15/2008							100,000	13.15	355,320
Kurt Cummings		(2)		(2)		(2)
	5/15/2008							15,000	13.15	53,298
C. Marshall Jackson		(2)		(2)		(2)
	5/15/2008							25,000	13.15	88,830
Peter Venuto		(2)		(2)		(2)
	5/15/2008							20,000	13.15	71,064
Peter Collis		(2)		(2)		(2)
	5/15/2008							20,000	13.15	71,064

(1)
Reflects threshold, target and maximum payout opportunities under the MIP for the fiscal year ended March 31, 2009.  Mr. Gilbertson’s award is determined as a percentage of his salary (up to 150% of base salary) based on the Company’s achievement of pre-tax profit goals.  Mr. Gilbertson did not earn a cash bonus award under the MIP for the fiscal year ended March 31, 2009.  For information regarding the MIP, see the discussion in the Compensation Discussion and Analysis in this Proxy Statement.

(2)
The Named Executive Officers, other than Mr. Gilbertson, have the opportunity to share in a bonus pool that is established under the MIP and based on the Company’s achievement of pre-tax profit goals.  Individual bonus amounts for these Named Executive Officers are determined by the CEO based on a subjective evaluation of each executive’s annual performance.  The Company did not establish threshold, target and maximum bonus opportunities for these Named Executive Officers, and therefore no values are reported in this column.  The Named Executive Officers did not earn cash bonus awards under the MIP for the fiscal year ended March 31, 2009.  For information regarding the MIP, see the discussion in the Compensation Discussion and Analysis in this Proxy Statement.

(3)
Reflects the number of options to purchase shares of AVX common stock awarded to each Named Executive Officer during the fiscal year ended March 31, 2009 under the Company’s 2004 Stock Option Plan.  The options vest as to 25% of the shares one-year from the date of grant and as to 25% of the shares on each of the three succeeding anniversary dates, provided the officer continues to be employed by the Company or any of its subsidiaries.  There are no performance based conditions that are applicable to these options.

(4)	The exercise price is based on the closing market price on the grant date, as provided in the 2004 Stock Option Plan.

The following table sets forth information regarding unexercised options, both vested and unvested, for each Named Executive Officer outstanding at March 31, 2009.  The Named Executive Officers do not hold any stock awards.

Outstanding Equity Awards at Fiscal Year Ended March 31, 2009

Name	Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date

John S. Gilbertson	5/26/2000	50,000	0	$29.30	5/26/2010
	1/8/2001	50,000	0	$17.00	1/8/2011
	4/22/2002	100,000	0	$19.46	4/22/2012
	9/9/2002	126,500	0	$11.41	9/9/2012
	6/3/2003	100,000	0	$11.92	6/3/2013
	5/14/2004	100,000	0	$14.46	5/14/2014
	5/6/2005	75,000	25,000	$11.30	5/6/2015
	6/23/2006	50,000	50,000	$15.28	6/23/2016
	5/8/2007	25,000	75,000	$17.88	5/8/2017
	5/15/2008	0	100,000	$13.15	5/15/2018

Kurt Cummings	5/26/2000	16,000	0	$29.30	5/26/2010
	1/8/2001	10,000	0	$17.00	1/8/2011
	4/22/2002	10,000	0	$19.46	4/22/2012
	9/9/2002	8,500	0	$11.41	9/9/2012
	6/3/2003	10,000	0	$11.92	6/3/2013
	5/14/2004	10,000	0	$14.46	5/14/2014
	5/6/2005	7,500	2,500	$11.30	5/6/2015
	6/23/2006	7,500	7,500	$15.28	6/23/2016
	5/8/2007	3,750	11,250	$17.88	5/8/2017
	5/15/2008	0	15,000	$13.15	5/15/2018

C. Marshall Jackson	5/26/2000	40,000	0	$29.30	5/26/2010
	1/8/2001	25,000	0	$17.00	1/8/2011
	4/22/2002	25,000	0	$19.46	4/22/2012
	9/9/2002	31,250	0	$11.41	9/9/2012
	6/3/2003	25,000	0	$11.92	6/3/2013
	5/14/2004	25,000	0	$14.46	5/14/2014
	5/6/2005	18,750	6,250	$11.30	5/6/2015
	6/23/2006	12,500	12,500	$15.28	6/23/2016
	5/8/2007	6,250	18,750	$17.88	5/8/2017
	5/15/2008	0	25,000	$13.15	5/15/2018

Name	Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date

Peter Venuto	1/8/2001	15,000	0	$17.00	1/8/2011
	4/22/2002	15,000	0	$19.46	4/22/2012
	9/9/2002	2,850	0	$11.41	9/9/2012
	6/3/2003	20,000	0	$11.92	6/3/2013
	5/14/2004	20,000	0	$14.46	5/14/2014
	5/6/2005	15,000	5,000	$11.30	5/6/2015
	6/23/2006	10,000	10,000	$15.28	6/23/2016
	5/8/2007	5,000	15,000	$17.88	5/8/2017
	5/15/2008	0	20,000	$13.15	5/15/2018

Peter Collis	5/26/2000	8,000	0	$29.30	5/26/2010
	1/8/2001	15,000	0	$17.00	1/8/2011
	4/22/2002	14,000	0	$19.46	4/22/2012
	9/9/2002	4,400	0	$11.41	9/9/2012
	6/3/2003	20,000	0	$11.92	6/3/2013
	5/14/2004	20,000	0	$14.46	5/14/2014
	5/6/2005	15,000	5,000	$11.30	5/6/2015
	6/23/2006	10,002	9,998	$15.28	6/23/2016
	5/8/2007	5,001	14,999	$17.88	5/8/2017
	5/15/2008	0	20,000	$13.15	5/15/2018

All option awards vest 25% on each of the first four anniversaries of the date of grant.

The following table sets forth information with respect to options exercised and the aggregate dollar value realized upon exercise of the options during fiscal 2009 by the Named Executive Officers.  The value realized on exercise reflects the excess of the fair market value of the shares at the time of exercise over the exercise price of the options.

Option Exercises
Fiscal Year Ended March 31, 2009

	Option Awards (1)
Name	Shares Acquired on Exercise	Value Realized on Exercise
	(#)	($) (2)
John S. Gilbertson	80,000	97,274
C. Marshall Jackson	40,000	47,993
Peter Venuto	12,500	35,414
Peter Collis	15,500	52,292
Kurt Cummings	20,000	25,100

(1)	All such options were to expire during 2009.

(2)	Value realized represents the excess of the fair market value of the shares at the time of exercise over the exercise price of the options.

The following table sets forth information regarding pension benefits information for a certain Named Executive Officer for fiscal 2009.

Pension Benefits
Fiscal Year Ended March 31, 2009

Name		Number of Years Credited Service	Present Value of Accumulated Benefit
	Plan Name	(#)	($) (1)
Peter Collis	AVX Limited Pension Scheme	37 years	$ 1,608,500

(1)	Present Value of Accumulated Benefit calculation is denominated in British Pounds. This amount has been converted to US dollars using an exchange rate of $1.72 per Pound at March 31, 2009.

The purpose of the AVX Limited Pension Scheme (the “Defined Benefit Plan”) is to provide a defined benefit pension at age 65 based on an accrual rate of 1/60th of final salary for each year of service.  The Defined Benefit Plan also provides certain benefits upon leaving service, early or late retirement, on death or ill health.  Final salary is the yearly average of pensionable pay over the two years prior to leaving service or retirement.  The normal retirement age is 65, upon which the participant automatically begins receiving his benefit.  The participant may retire early subject to Company consent, or at the Company’s request, in which case the accrued pension would be reduced to reflect early payment.  Alternatively, if the Company initiated the participant’s early retirement and the participant were to retire at the Company’s request, the participant’s accrued pension would be reduced by a factor of 3% for each year that the participant retires early.

The present value of accumulated benefit disclosed in the table above is based on the measurement date of March 31, 2009 and the calculation uses the assumptions disclosed in Note 9 in the Notes to Consolidated Financial Statements in the Annual Report on Form 10-K for the fiscal year ended March 31, 2009.

The following table and narrative provides information related to the Company’s Supplemental Plan for fiscal 2008.

Nonqualified Deferred Compensation
Fiscal Year Ended March 31, 2009

Name	Executive Contributions in FY 2009	Company Contributions in FY 2009	Aggregate Losses in FY 2009	Aggregate Balance at March 31, 2009
	($) (1)	($) (2)	($)	($)
John S. Gilbertson	210,155	46,900	(199,265)	4,008,436
Kurt Cummings	17,564	24,000	(97,955)	309,180
C. Marshall Jackson	20,170	30,400	(494,009)	1,778,066
Peter Venuto	16,800	22,300	(49,992)	183,881
Peter Collis	-	-	-	-

(1)	The amounts in this column are included in the Salary and/or Bonus columns of the Summary Compensation Table.

(2)	The amounts in this column are included in the All Other Compensation column of the Summary Compensation Table.

Under the Supplemental Plan, the participants select among the various investment options that are also currently available to employees of the Company participating in the Retirement Plan. The value of the participants’ balance fluctuates based on the performance of the investments. The market value of the trust is included as an asset and a liability on the Company’s Consolidated Balance Sheet as of March 31, 2009 as disclosed in the Annual Report on Form 10-K for the fiscal year ended March 31, 2009 because the trust’s assets are available to the Company’s general creditors in the event of the Company’s insolvency.

Additional Plan information is detailed as follows:

Deferred Compensation Contribution
The Plan is split into two parts. There is a SERP portion and a Supplemental Retirement portion. The SERP portion allows each participant to defer receipt of all or a portion of annual compensation otherwise payable by the Company to such employee.  The Supplemental Retirement portion allows participants to defer an amount from 1% to 3% of eligible compensation (between $230,000 and $600,000, as indexed under the Internal Revenue Code).  Eligible compensation for employee contributions to the Supplemental portion is determined based on total compensation less any amount deferred under the SERP portion of the Plan.

Company Matching Contribution
The Company will match participant contributions equal to 100% of the first 3% of the amount that is deferred in the AVX Stock Fund under the SERP portion of the Plan. The Company will also match participant contributions equal to 100% of the first 3% of the amount deferred that is related to eligible compensation (between $230,000 and $600,000, as indexed under the Internal Revenue Code) in the Supplemental Retirement portion of the Plan.

Non-discretionary Contribution
The Company will make an annual contribution equal to 5% of eligible compensation (as defined above).

Discretionary Contribution
The Company may make an annual contribution between 0% - 5% of eligible compensation (as defined above).  The contribution amount is subject to approval by the Company’s Board of Directors.

Vesting
Each participant shall be fully vested and have a non-forfeitable interest in his account.

Payment of Benefits
Benefits under the Plan shall be payable to a participant or beneficiary upon the earlier of such participant's separation from service, disability or death in a lump-sum payment or in installments over a period not to exceed 10 years, as selected by the participant.

Potential Payments Upon Termination

The Company has an employment agreement with its Chief Executive Officer, Mr. Gilbertson.  The Company does not have any employment or severance agreements with the other Named Executive Officers.  The following discussion summarizes the value of payments and benefits that the Named Executive Officers would be entitled to receive assuming that a termination of employment under various circumstances had occurred on March 31, 2009.

In the event of a termination of employment due to death, disability or retirement, all outstanding stock options held by the Named Executive Officers would become fully vested.  The intrinsic value of the stock options that would become vested upon such termination would have been zero because the exercise price of all such options was greater than the fair market value of the underlying shares as of March 31, 2009. In the event of a termination of employment for any reason, the Named Executive Officers would be entitled to a payout of their vested balance under the Company’s Supplemental Plan, which amounts are reflected in the Nonqualified Deferred Compensation table.  In the event of the death of a Named Executive Officer while actively employed, the person’s spouse or estate would continue to receive that person’s base salary for the ensuing two years.  In addition, upon his retirement from the Company, Mr. Gilbertson would be entitled to receive payments during a two-year advisory period equal to his most recent base salary as a full-time employee.  Assuming Mr. Gilbertson had retired as of March 31, 2009, the sum of these payments would have been approximately $1,413,700.

Shareholder Proposals

If any shareholder intends to present a proposal to the Company for inclusion in its proxy statement relating to the annual meeting of shareholders expected to be held in July 2010 or wishes to recommend nominees to the Board, such proposal, in writing and addressed to the Corporate Secretary, must be received by the Company no later than February 10, 2010.

In general, in order to be considered timely under the Bylaws of the Company, shareholder proposals intended to be presented at an annual shareholders meeting, including proposals for the nomination of directors, must be received by the Company not less than 60 days nor more than 90 days prior to the anniversary of the preceding year’s annual meeting of shareholders; provided, however, in the event that the date of the annual meeting is advanced more than 30 days prior to such anniversary date or delayed more than 60 days after such anniversary date then to be timely such notice must be received by the Company no later than the later of 70 days prior to the date of the meeting or the 10th day following the day on which public announcement of the date of the meeting was made.

Proxy Solicitation

The entire cost of this solicitation will be borne by the Company, including reimbursement of banks, brokerage firms, custodians, nominees and fiduciaries for their reasonable expenses in sending proxy materials to the beneficial owners of the Common Stock.  Solicitation will primarily be made by mail, but proxies may be solicited personally by the Company's officers, directors or employees, by telephone or by facsimile.  The costs and expenditures in connection with the solicitation of security holders are only those normally expended for a solicitation for an election of Directors in the absence of a contest.

The Company's annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and any amendments filed with or furnished to the SEC pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act are available free of charge on the Company's website at www.avx.com as soon as reasonably practicable after being filed with the SEC. To view the reports from the Company’s website, go to “Corporate Information,” then “Investor Relations,” then “Financial Reports.”

By order of the Board,

Kurt Cummings
Corporate Secretary

June 10, 2009

Appendix A

AVX Corporation
2009 Management Incentive Plan

1.
Purpose.  The Company wishes to provide for the award of annual incentive compensation to selected employees of the Company and its Subsidiaries if specified Performance Goals are achieved.  The general purpose of the Plan is to promote the interests of the Company’s shareholders by providing to selected employees incentives to continue and increase their efforts with respect to, and remain in the employ of, the Company and its Subsidiaries. The Plan is designed to provide qualified performance-based compensation in accordance with Section 162(m) of the Internal Revenue Code of 1986, as may be amended from time to time, and the regulations promulgated thereunder (“Code Section 162(m)”); provided, however, that the Compensation Committee may, in its discretion, grant awards under the Plan that are not exempt from Section 162(m).

2.
Administration.  The Plan will be administered by the Committee, which shall be comprised of three or more persons, each of whom shall qualify as an “outside director” within the meaning of Code Section 162(m).

Subject to the express provisions of the Plan, the Committee shall have plenary authority, in its discretion, to administer the Plan and to exercise all powers and authority either specifically granted to it under the Plan or necessary and advisable in the administration of the Plan, including without limitation the authority to interpret the Plan; to prescribe, amend and rescind rules and regulations relating to the Plan; to grant Awards, to determine the terms, provisions and conditions of all Awards granted under the Plan (which need not be identical), the individuals to whom and the time or times when Awards shall be granted, and to make all other necessary or advisable determinations with respect to the Plan.  The determination of the Committee on such matters shall be conclusive.

3.
Participants.  The Committee shall from time to time select the key employees of the Company and its Subsidiaries to whom Awards are to be granted, and who will, upon such grant, become participants in the Plan.

4.   Performance Awards.

    (a)           The Performance Goal(s) and Performance Period applicable to an Award shall be set forth in writing by the Committee no later than 90 days after the commencement of the Performance Period (and in no event will a performance goal be established after 25 percent of the period of service has elapsed). The Committee shall have the discretion to later revise the Performance Goal(s); provided, however, that, with respect to Awards that are intended to satisfy Code Section 162(m), the Performance Goal(s) may be revised solely for the purpose of reducing or eliminating the amount of compensation otherwise payable upon attainment of the Performance Goal(s). To the extent that the Performance Goal(s) are based on the Company’s annual results of operations, the Profit Before Taxes target shall be based on the Company’s annual budget.

    (b) In making an Award, the Committee may take into account an employee’s responsibility level, performance, cash compensation level, incentive compensation awards and such other considerations as it deems appropriate.    The amount paid out upon satisfying the Performance Goals shall not exceed 200% of the employee’s base salary determined on the date of grant of the Award, and in no event shall an employee receive payments under the Plan in connection with any one fiscal year which exceed $5.0 million.

5.           Employment.  Except as provided in the next sentence, an Award shall terminate, and the participant will forfeit all rights to such Award, if the participant does not remain continuously employed and in good standing with the Company until payment of such Award.  In the event of the termination of a participant’s employment prior to the end of a Performance Period by reason of the participant’s death, Disability or Retirement, the participant will receive an Award equal to the pro rata portion (based on the number of days worked during the Performance Period) of the Award, if any, that would otherwise be payable if the participant had continued employment through the end of the Performance Period, based on actual performance. Such pro rata Awards, if any, will be payable at the same time Awards are payable to other participants, in accordance with Section 6 below.

6.           Payment of Awards.  Payment with respect to an Award will be distributed after the determination of actual performance and written certification by the Committee that the Performance Goal(s) with respect to an Award have been met.

With respect to the Chief Executive Officer, the Awards will be paid within a reasonable period of time after the Committee determines whether and to what extent the Performance Goal(s) were achieved, but no later than March 15 next following the end of the Performance Period for which an Award was earned.

With respect to participants other than the Chief Executive Officer, Awards will be paid in accordance with the following:

(i) 75% of the Award will be distributed within a reasonable period of time after the Committee determines whether and to what extent the Performance Goal(s) were achieved, but no later than March 15 next following the end of the Performance Period for which the Award was earned; and

(ii) 25% of the Award will be distributed within thirty (30) days after the end of the fiscal year following the Performance Period for which the Award was earned, provided the participant is employed by the Company on such date, but no later than March 15 next following the end of such fiscal year.

No Awards will be payable under this Plan for any Performance Period unless the applicable Performance Goal(s) have been achieved.

7.           Nonexclusive Plan.  Neither the adoption of the Plan by the Board nor the submission of the Plan to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable and such arrangements may be either generally applicable or applicable only in specific cases.

8.           Nonassignability.  No Awards may be transferred, alienated or assigned other than by will or by the laws of descent and distribution.

9.           Amendment of Discontinuance.  The Plan may be amended or discontinued by the Committee without the approval of the Board.

10.          Effect of Plan.  Neither the adoption of the Plan nor any action of the Board or Committee shall be deemed to give any officer or employee any right to continued employment or any other rights.

11.          Effective Date of Plan.  The Plan shall take effect as of April 1, 2009.

12.          Withholding. The company shall have the authority and the right to deduct or withhold, or require a participant to remit to the Company, an amount sufficient to satisfy federal, state, country and local taxes (including the participant’s FICA obligation) required by law to be withheld with respect to any taxable event arising as a result of the Plan.

13.          Definitions.  For the purpose of this Plan, unless the context requires otherwise, the following terms shall have the meanings indicated:

    (a) “Award” means a cash incentive award made pursuant to this Plan.

    (b) “Board” means the Board of Directors of the Company.

    (c) “Committee” means the Compensation Committee of the Board.

    (d) “Company” means AVX Corporation, a Delaware corporation.

    (e) “Disability” means, with respect to any participant, an impairment which substantially limits the employee in a major life activity.

    (f) “Performance Goal(s)” means the Profit Before Taxes included in the Company’s annual budget accepted by the Committee for a Performance Period.

    (g) “Performance Period” means the fiscal year of the Company or such other period of time as is designated by the Committee during which the Performance Goal(s) are measured.

    (h) “Plan” means this 2009 AVX Corporation Management Incentive Plan as amended from time to time.

    (i) “Profit Before Taxes” means income before special, unusual, restructuring or extraordinary items and taxes as reported in the Company’s consolidated financial statements.

    (j) “Retirement” means, with respect to any participant, the participant’s retirement as an employee of the Company on or after reaching age 62, or as otherwise provided under a participant’s terms of employment governed by a separate agreement.

    (k) “Subsidiary” means any corporation in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.  The “Subsidiaries” means more than one of any such corporations.

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by AVX Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to AVX Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: M15449-P82574 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

AVX CORPORATION

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH NAMED DIRECTOR NOMINEE UNDER ITEM 1 AND "FOR" ITEMS 2 AND 3.

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Vote On Directors

1. To elect one Class I Director for a term expiring at the Annual Shareholders Meeting in 2010.

   Nominee:

   01) Tetsuo Kuba

   To elect four Class II Directors for terms expiring at the Annual Shareholders Meeting in 2012.

   Nominees:

   02) John S. Gilbertson
   03) Makoto Kawamura
   04) Rodney N. Lanthorne
   05) Joseph Stach

Vote On Proposals

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please indicate if you wish to view meeting materials electronically via the Internet rather than receiving a hard copy. ☐ Yes ☐ No

(NOTE: Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name, by authorized officer. If a partnership, please sign in partnership name by authorized person.)

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on July 22, 2009: The Notice and Proxy Statement, 2009 Annual Report to Shareholders and the Annual Report on Form 10-K for the fiscal year ended March 31, 2009 are available at www.proxyvote.com.

M15450-P82574

This Proxy is Solicited on Behalf of the Board of Directors of AVX CORPORATION 801 17th Ave. South - Myrtle Beach, South Carolina 29577 for the Annual Meeting of Shareholders to be held on July 22, 2009

The undesigned hereby appoints John S. Gilbertson, Chairman of the Board, President and Chief Executive Officer, and Kurt Cummings, Corporate Secretary and Chief Financial Officer, or either of them as Proxies, with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all the shares of Common Stock of AVX Corporation held of record by the undersigned on May 29, 2009, at the Annual Meeting of Shareholders to be held on July 22, 2009, or any adjournment thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF EACH NAMED DIRECTOR NOMINEE UNDER ITEM 1 AND "FOR" ITEMS 2 AND 3. THE PROXY HEREIN NAMED WILL VOTE ON OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF IN ACCORDANCE WITH THEIR BEST JUDGEMENT.

Address Changes/Comments: ____

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

(Continued and to be signed on the reverse side)